UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2006

APPLIED DIGITAL SOLUTIONS, INC.
(Exact name of registrant as specified in its charter)

MISSOURI (State or other jurisdiction of incorporation)	000-26020 (Commission File No.)	43-1641533 (IRS Employer Identification No.)

1690 SOUTH CONGRESS AVENUE, SUITE 200
DELRAY BEACH, FLORIDA 33445
(Address of principal executive offices)

561-805-8000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 - Financial Information

ITEM 2.05    Costs Associated with Exit or Disposal Activities

On November 7, 2006, Applied Digital Solutions, Inc. (the “Company”) issued a press release disclosing that the healthcare security operations of its subsidiary, VeriChip Corporation (“VeriChip”), are being consolidated into an existing facility located in Ottawa, Ontario, Canada. The decision to complete the consolidation was finalized on November 3, 2006. The consolidation will entail the closing of operations in Vancouver, British Columbia. The Company believes the consolidation will result in annual savings in excess of $1.5 million (of which approximately $1.4 million will be cash savings) and that it will have no effect on revenue growth.

The Company believes that the consolidation will eliminate duplicative functions and improve operating efficiencies. The Company expects to incur charges related to the consolidation ranging from approximately $0.8 million to $1.4 million, of which approximately $0.2 million will be non-cash charges. Approximately $0.4 million to $0.7 million of such charges relate to termination benefits, approximately $0.2 million relate to fixed asset reserves, and approximately $0.2 million to $0.5 million relate to additional tax liabilities. The Company anticipates that $0.6 million to $1.2 million of these charges will be taken in the fourth quarter of 2006.

A copy of the press release issued on November 7, 2006 is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01           Financial Statements and Exhibits

(d)	Exhibits

	Exhibit No.	Description

	99.1	Press release, dated November 7, 2006, announcing the consolidation of VeriChip Corporation’s operations in Vancouver, British Columbia into existing facilities in Ottawa, Ontario, Canada

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED DIGITAL SOLUTIONS, INC.

By: /s/ Lorraine M. Breece
Name:  Lorraine M. Breece
Title: Senior Vice President and Chief Accounting Officer

Dated: November 7, 2006